I#: 2004314414 BK: 13750 PG: 2700, 08/05/2004 at 10:42 AM, RECORDING 1 PAGES
$10.00 D DOC STAMP COLLECTION $975.10 KARLEEN F. DE BLAKER, CLERK OF COURT
PINELLAS COUNTY, FL BY DEPUTY CLERK: CLKDMB3

This Instrument prepared by
(and should be returned to):
Robert D. Barcley, Esquire
3839 4th Street North, Suite 570
St. Petersburg, Florida 33703

Parcel No. 19/31/17/34218/000/0100

WARRANTY DEED
(Statutory Form--Section 689.02, F.S.)

            THIS INDENTURE, made August 2, 2004, by Avalon Development Enterprises, Inc., a Florida corporation (the "Grantor"), whose post office address is 770 1st Avenue North, St. Petersburg, Florida 33701, and Bahia Shores Development Enterprises, Inc., a Florida corporation (the "Grantee”), whose post office address is 770 1st Avenue North, St. Petersburg, Florida 33701.

            WITNESSETH: That Grantor, for and in consideration of the sum of Ten Dollars ($10.00) and other valuable consideration, to Grantor in hand paid by Grantee, the receipt whereof and sufficiency of which is hereby acknowledged, has granted, bargained and sold to Grantee, its heirs, successors and assigns forever, the following described land, to-wit:

Lot 10 and the South 8.5 feet of Lot 11, GULF PENINSULA IMPROVEMENT CO'S SUBDIVISION, according to the plat thereof recorded in Plat Book 6, page 13, Public Records of Hillsborough County, Florida. of which Pinellas County was formerly a part

            Together with all the tenements. hereditaments and appurtenances thereto belonging or in anywise appertaining, to have and to hold the same in fee simple forever, subject to easements, restrictions and reservations of record, and subject to taxes for the year 2004 and subsequent years.

            And Grantor does hereby fully warrant the title to said land, and will defend the same against the lawful claims of all persons whomsoever.

            IN WITNESS WHEREOF, Grantor has set its hand and seal, the date first written above.

Signed, sealed and delivered in the presence of:

Avalon Development Enterprises, Inc.

/s/Charles P. Godels	By:	/s/Marguerite Godels
Name: Charles P. Godels		Marguerite Godels, President

/s/Robert D. Barcley		(Corporate Seal)
Name: Robert D. Barcley

STATE OF FLORIDA
COUNTY OF PINELLAS

            The foregoing instrument was acknowledged before me this August 2, 2004, by Marguerite Godels, President of Avalon Development Enterprises, Inc., who [ ] is personally known to me or who produced [X] Florida Drivers License or [ ] __________________ as identification.

(Seal)	Robert D. Barcley
	Commission # DD330314	/s/ Robert D. Barcley
	Expires June 26, 2006	Notary Public
	Bonded Troy Fain - Insurance, Inc. 800-385-7019	Name: Robert D. Barcley
Serial Number:
	(NOTARY SEAL)	My Commission Expires: